Exhibit 10.1

STARBUCKS CORPORATION
RESTRICTED STOCK UNIT GRANT AGREEMENT
UNDER THE KEY EMPLOYEE SUB-PLAN TO THE
2005 LONG-TERM EQUITY INCENTIVE PLAN
     FOR VALUABLE CONSIDERATION, STARBUCKS CORPORATION (the “Company”), does hereby grant to the individual named below (the “Participant”) an award (the “Award”) for the number of restricted stock units (the “Restricted Stock Units”) as set forth below, effective on the Date of Grant set forth below. The Restricted Stock Units shall vest and become payable in shares of Common Stock (the “Shares”) according to the vesting schedule described below, subject to earlier expiration or termination of the Restricted Stock Units as provided in this Restricted Stock Unit Grant Agreement (“this Agreement”). The Restricted Stock Units shall be subject to the terms and conditions of this Agreement and the terms and conditions of the Key Employee Sub-Plan to the 2005 Long-Term Equity Incentive Plan (together, the “Plan”). Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

Participant:
Number of Units:
Date of Grant:
Vesting Schedule:
1. Form and Timing of Payment of Vested Units. Each Restricted Stock Unit represents the right to receive one Share of Common Stock on the date the Restricted Stock Unit vests (the “Vesting Date”). Subject to the other terms of this Agreement and the terms of the Plan, any Restricted Stock Units that vest will be paid to the Participant solely in whole Shares of Common Stock (and not in cash, as the Plan permits), on, or as soon as practicable after, the Vesting Date, but in any event, within the period ending on the later to occur of the date that is two and one-half months from the end of (i) the Participant’s tax year that includes the applicable Vesting Date or (ii) the Company’s tax year that includes the applicable Vesting Date.
2. Termination of Employment; Change of Control
     2.1 Termination of Employment. Except as provided in Section 2.2 below, the Restricted Stock Units subject to this Agreement shall immediately terminate and be automatically forfeited by the Participant to the Company upon the termination of the Participant’s Active Service with the Company for any reason, including without limitation, voluntary termination by the Participant, termination because of the Participant’s Retirement, Disability or death or termination by the Company because of Misconduct.
     2.2 Change of Control. Upon a Change of Control, the vesting of the Restricted Stock Units shall accelerate and the Restricted Stock Units shall become fully vested and payable to the extent and
RSU - U.S.

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under the terms and conditions set forth in the Plan; provided, that for purposes of this Section 2.2, “Resignation (or Resign) for Good Reason” shall have the following meaning:
“Resignation (or Resign) for Good Reason” shall mean any voluntary termination by written resignation of the Active Status of a Participant after a Change of Control because of: (1) a material reduction in the Partner’s authority, responsibilities or scope of employment; (2) an assignment of duties to the Partner materially inconsistent with the Partner’s role at the Company (including its Subsidiaries) prior to the Change of Control, (3) a material reduction in the Partner’s base salary or total incentive compensation; (4) a material reduction in the Partner’s benefits unless such reduction applies to all Partners of comparable rank; or (5) the relocation of the Partner’s primary work location more than 50 miles from the Partner’s primary work location prior to the Change of Control. Notwithstanding the foregoing, a Participant shall not be deemed to have Resigned for Good Reason unless the Participant, within one year after a Change of Control, (i) notifies the Company of the existence of the condition giving rise to a Resignation for Good Reason within 90 days of the initial existence of such condition, (ii) gives the Company at least 30 days following the date on which the Company receives such notice (and prior to termination) in which to remedy the condition, and (iii) if the Company does not remedy such condition within such 30-day period, actually terminates employment within 60 days after the expiration of such 30-day period (and before the Company remedies such condition). If the Company remedies such condition within such 30-day period (or at any time prior to the Participant’s actual termination), then any Resignation for Good Reason by the Participant on account of such condition will not be a Resignation for Good Reason.
3. Withholding
     3.1 The Participant is ultimately responsible for all taxes owned in connection with this Restricted Stock Unit Award, including but not limited to any domestic or foreign tax withholding obligation required by law, whether national, federal, state or local, including FICA or any other social tax obligation (the “Tax Withholding Obligation”), regardless of any action the Company takes with respect to any such Tax Withholding Obligation that arises in connection with this Restricted Stock Unit Award. The Company may refuse to issue any Shares to the Participant until he or she satisfies the Tax Withholding Obligation.
     3.2 Notwithstanding the foregoing, to the maximum extent permitted by law, the Company has the right to retain, without notice to the Participant, from Shares issuable under this Restricted Stock Unit Award or from salary or other amounts payable to the Participant, Shares or cash having a value sufficient to satisfy the Tax Withholding Obligation. The Company currently intends to satisfy such Tax Withholding Obligation by retaining Shares otherwise issuable under this Restricted Stock Unit Award.
4. Code Section 409A. Payments made pursuant to this Agreement and the Plan are intended to qualify for an exception from Section 409A of the Internal Revenue Code. Notwithstanding any other provision in this Agreement and the Plan, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement and/or the Plan so that the Restricted Stock Units granted to the Participant qualify for exemption from or comply with Code Section 409A; provided, however, that the Company makes no representations that the Restricted Stock Units shall be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the Restricted Stock Units.

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5. Undertaking. The Participant hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Restricted Stock Units pursuant to the provisions of this Agreement.
6. Restrictions on Transfer. Notwithstanding anything in the Plan to the contrary, the Restricted Stock Units granted pursuant to this Award may not be sold, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose), assigned, hypothecated, transferred, disposed of in exchange for consideration, made subject to attachment or similar proceedings, or otherwise disposed of under any circumstances.
By the Participant’s signature and the Company’s signature below, the Participant and the Company agree that this grant is governed by this Agreement and the Plan.
EXECUTED as of                                         .

STARBUCKS CORPORATION

By

Its

PARTICIPANT

Signature

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